Exhibit 21.1

List of AlphaMetrix Managed Futures III LLC (WC Diversified Series) Subsidiaries:

1)    AlphaMetrix WC Diversified Fund-MT0041

       State of Oragnization:  Cayman Islands
       Name Under: Which Doing Business:  AlphaMetrix WC Diversified Fund-MT0041